As filed with the Securities and Exchange Commission on February 12, 1998.
                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ________

                            LAWYERS TITLE CORPORATION
             (Exact name of registrant as specified in its charter)
            Virginia                                            54-1589611
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)
                             6630 West Broad Street
                            Richmond, Virginia 23230
                                 (804) 281-6700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Russell W. Jordan, III, Esquire
                            Lawyers Title Corporation
                             6630 West Broad Street
                            Richmond, Virginia 23230
                                 (804) 281-6700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of Communications to:
                       Theodore L. Chandler, Jr., Esquire
                         Robert E. Spicer, Jr., Esquire
                      Williams, Mullen, Christian & Dobbins
                        1021 East Cary Street, 16th Floor
                            Richmond, Virginia 23219

         Approximate date of commencement of proposed sale to the public: from time to time after the Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
==================================================== =================== ================== ==================== ===================

          Title of Each Class of                           Amount         Proposed Maximum   Proposed Maximum
              Securities to                                 to be           Offering Price       Aggregate            Amount of
              be Registered                             Registered (1)       Per Share (2)   Offering Price (2)   Registration Fee
---------------------------------------------------- ------------------- ------------------ -------------------- -------------------
Common Stock,  no par value.........................  4,039,473 Shares         $35.94          $145,178,660           $42,828
Rights to Purchase Series A Junior Participating
  Preferred Stock, no par  value....................  4,039,473 Rights           (3)               (3)                  (3)
==================================================== =================== ================== ==================== ===================

(1) The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.
(2) Pursuant to Rule 457(c), the offering price is based upon the average of the high ($36.25) and low ($35.625) prices as reported on the New York Stock Exchange Composite Tape on February 10, 1998.
(3) The Rights to Purchase Series A Junior Participating Preferred Stock will be attached to and will trade with the shares of Common Stock offered hereby. Value attributable to such Rights, if any, will be reflected in the market price of the shares of the Common Stock. No additional registration fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 Subject to Completion, Dated February 12, 1998
PROSPECTUS

                                4,039,473 Shares

                                     [LOGO]

                        LandAmerica Financial Group, Inc.

                                  Common Stock

         This Prospectus relates to 4,039,473 shares (the "Shares") of the Common Stock, no par value (the "Common Stock"), of LandAmerica Financial Group, Inc., a Virginia corporation (the "Company"). Each share of Common Stock also represents one preferred share purchase right under the Company's shareholder rights plan. See "Description of Capital Stock -- Preferred Share Purchase Rights." All of the Shares have been issued to, and are being offered and sold by, the Selling Shareholder identified in this Prospectus under the caption "Selling Shareholder." The Company will not receive any part of the proceeds from the sale of the Shares.

         The Selling Shareholder may sell all or any portion of the Shares for its own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then current market prices or in individually negotiated transactions at such prices as may be agreed upon. See "Plan of Distribution."

         The Company will pay all expenses in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), including the preparation of this Prospectus. The Selling Shareholder will pay (i) any fees or disbursements of counsel to the Selling Shareholder or any underwriter and (ii) all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the sale or disposition of the Shares. See "Plan of Distribution."

         See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered in connection with an investment in the Shares.

                                ---------------

         The Common Stock is listed on the New York Stock Exchange under the symbol "LFG." On February 11, 1998, the closing sales price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $35.50 per share.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                       COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February __, 1998.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C.
20549-1004, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), and such reports, proxy statements and other information relating to the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto, which may be inspected and copied in the manner and at the locations described above. Statements contained herein concerning provisions of any document filed as an exhibit to the Registration Statement, incorporated by reference into this Prospectus or otherwise filed with the Commission are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following reports and other documents previously filed by the Company with the Commission under the Exchange Act are incorporated by reference into this Prospectus:

         (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"), as amended by Form 10-K/A (Amendment No.
1), filed on January 21, 1998;

         (b) the portions of the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 20, 1997 that have been incorporated by reference into the Form 10-K;

         (c) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and on Form 10-Q/A for the quarter ended September 30, 1997;

         (d) the Company's Current Reports on Form 8-K filed on September 2, 1997, November 20, 1997, December 23, 1997 and February 6, 1998;

         (e) the description of the Common Stock and associated preferred share purchase rights contained in the registration statement on Form 8-A dated September 29, 1995 and filed on October 2, 1995, as amended by Amendment No. 1 and Amendment No. 2 thereto, dated August 29, 1997 and December 23, 1997, respectively, and on filed September 2, 1997 and December 23, 1997, respectively; and

         (f) the Company's definitive Proxy Statement for the Special Meeting of Shareholders expected to be held on February 27, 1998, filed on January 29, 1998 (the "Proxy Statement"), except for the information contained therein under the heading "The Acquisiton -- Opinion of the Company's Financial Advisor."

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and other documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this Prospectus) modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than certain exhibits to such documents). Requests for such copies should be directed to Russell W. Jordan, III, Esquire, Secretary and General Counsel, LandAmerica Financial Group, Inc., 6630 West Broad Street, Richmond, Virginia 23230, telephone number (804) 281-6700.

                    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

         Certain information that is included or incorporated by reference into this Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Among other things, these statements relate to the financial condition, results of operations and business of the Company, including statements relating to: (i) the cost savings and accretion to reported earnings that will be realized from the Company's acquisition of all of the issued and outstanding shares of the capital stock of Commonwealth Land Title Insurance Company ("Commonwealth") and Transnation Title Insurance Company ("Transnation" and, collectively with Commonwealth, "Commonwealth/Transnation") expected to be completed on February 27, 1998 (the "Acquisition"); and (ii) the potential impact on financial ratios, margins, revenues and profitability as a result of the Acquisition. These forward-looking statements are generally identified by phrases such as "the Company expects" or words of similar import. These forward looking statements involve certain risks and uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Further, any such statement is specifically qualified in its entirety by the following cautionary statements and the "Risk Factors" appearing elsewhere in this Prospectus. See "Risk Factors."

         In connection with the Acquisition, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) expected cost savings from the Acquisition cannot be fully realized or realized within the expected time frame; (ii) costs or difficulties related to the integration of the businesses of the Company and Commonwealth/Transnation are greater than expected; (iii) revenues following the Acquisition are lower than expected; (iv) competitive pressure in the title insurance industry increases significantly; (v) general economic conditions, either nationally or in one or more of the states in which the Company will conduct business, are less favorable than expected; or (vi) legislation or regulatory changes adversely affect the businesses conducted by the Company.

         In connection with the title insurance industry in general, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) the costs of producing title evidence are relatively high, whereas premium revenues are subject to regulatory and competitive restraints; (ii) the amount of title insurance business available is influenced by housing starts, housing resales and commercial real estate transactions; (iii) real estate activity levels have historically been cyclical and are influenced by such factors as interest rates and the condition of the overall economy; (iv) the value of the Company's investment portfolio is subject to fluctuation based on similar factors; (v) the title insurance industry may be exposed to substantial claims by large classes of claimants; and
(vi) the industry is regulated by state laws that require the maintenance of minimum levels of capital and surplus and that restrict the amount of dividends that may be paid by the Company's insurance subsidiaries without prior regulatory approval.

         The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

                                  RISK FACTORS

         Prospective investors should carefully consider the following factors, in addition to the other information presented elsewhere in this Prospectus, before purchasing the Shares offered hereby.

Effect of Competition on Revenues

         The title insurance business is very competitive, primarily in the areas of price, service and expertise. For larger commercial customers and mortgage originators, the size and financial strength of the title insurer are also important factors. Although the Company is one of the largest title insurance organizations in the country, based on premium and fee revenues, at least five other title insurance underwriters have the size, capital base and agency networks to compete effectively with the Company. Also, the removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business. Intense competition among the major title insurance companies and any such new entrants could lower premium and fee revenues for the Company.

Potential Uncertainty of Realization of Expense Savings

         While the Company expects to realize recurring annual pre-tax expense savings of approximately $40.0 million over the four quarters following the consummation of the Acquisition from reductions in staff and the consolidation or elimination of duplicative facilities and services, no assurance can be given that any particular level of savings will, in fact, be realized or that such savings will be realized over any particular time period.

Susceptibility of Revenues to Change in Economic Conditions

         The amount of title insurance business available is dependent upon, among other things, the volume of commercial and residential real estate transactions. The volume of such transactions has historically been influenced by such factors as interest rates and the health of the overall economy. When interest rates are increasing, real estate activity typically declines and the title insurance industry tends to experience lower revenues. Accordingly, no assurance can be given that historical levels of premiums and fees received by the Company and Commonwealth/Transnation will be available to the Company in the future.

Increased Leverage and Demands on Available Cash

         The Company historically has utilized little or no funded debt. To finance the Acquisition, the Company entered into a senior credit facility in an aggregate principal amount of up to $237.5 million with a group of financial institutions (the "Credit Facility") and financed $207.5 million of the cash portion of the purchase price of the Acquisition. This debt, and the issuance of shares of the Company's 7% Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") in the Acquisition, have created increased demands upon the available cash of the Company to pay debt service on the Credit Facility and dividends on the Series B Preferred Stock. No assurance can be given that such increased debt service and preferred stock dividend requirements will not have an adverse impact on the Company's liquidity and capital position.

         The Credit Facility is available pursuant to a Revolving Credit Agreement, dated as of November 7, 1997 (the "Credit Agreement"), between the Company and Bank of America National Trust and Savings Association, individually and as Administrative Agent for a syndicate of 11 other banks. A copy of the Credit Agreement has been filed with the Commission on a Current Report on Form 8-K and is incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

Concentration of Share Ownership Following the Acquisition

         Following the consummation of the Acquisition and the issuance by the Company of 1,750,000 shares of Common Stock in a public offering in connection therewith, the Selling Shareholder is expected to hold the 4,039,473 Shares of Common Stock offered hereby, representing approximately 27.3% of the issued and outstanding shares of Common Stock. As a result, the Selling Shareholder is a substantial shareholder and, subject to the limitations of a Voting and Standstill Agreement that is expected to be dated February 27, 1998 (the "Voting and Standstill Agreement"), between the Company, the Selling Shareholder and Reliance Group Holdings, Inc. ("Reliance"), will have significant influence on the outcome of certain matters requiring a shareholder vote. To the extent that the Company's Articles of Incorporation (the "Company's Charter") requires the affirmative vote of the holders of at least 80% of the Common Stock to approve certain business combination transactions, the Selling Shareholder and its affiliates will be able to prevent approval of such transactions so long as they hold at least 20% of the issued and outstanding shares of Common Stock. See "The Selling Shareholder" and "Description of Capital Stock -- Certain Provisions of the Company's Charter and Bylaws."

         In addition, upon consummation of the Acquisition, the Selling Shareholder is expected to acquire shares of Series B Preferred Stock that are initially convertible into 4,824,561 shares of Common Stock. Under the terms of the Voting and Standstill Agreement, unless certain specified events occur, the Selling Shareholder and its affiliates are prohibited from converting the Series B Preferred Stock into Common Stock until the Selling Shareholder and its affiliates dispose completely of the 4,039,473 Shares of Common Stock offered hereby. See "The Selling Shareholder" and "Description of Capital Stock -- Series B Preferred Stock." However, if any of certain specified events were to occur, then the Selling Shareholder and its affiliates would be able to convert some or all of the Series B Preferred Stock into Common Stock. If all of the shares of Series B Preferred Stock were converted into 4,824,561 shares of
Common Stock following the Acquisition and the Selling Shareholder and its affiliates had not disposed of any of the 4,039,473 Shares of Common Stock offered hereby, the Selling Shareholder and its affiliates would hold in the aggregate 8,864,034 shares of Common Stock, or approximately 45.2% of the issued and outstanding shares of Common Stock following consummation of all of the transactions contemplated by the Acquisition. As a result, the Selling Shareholder and its affiliates would be able to exercise, subject to the limitations of the Voting and Standstill Agreement, significant influence on the outcome of matters requiring a shareholder vote. See "The Selling Shareholder" and "Description of Capital Stock -- Series B Preferred Stock" and "-- Acquisition Covenants Regarding Non-Performance Remedies."

Potential Change of Control upon Certain Events

         The Voting and Standstill Agreement provides that the Selling Shareholder and its affiliates will vote the shares of Common Stock held by them
(i) in accordance with the recommendation of the Company's Board of Directors with respect to nominees to the Board of Directors (other than the three directors designated by the Selling Shareholder), (ii) with respect to any contest for the election of directors in connection with any tender offer, in the same proportion as the total votes cast by or on behalf of all shareholders of the Company, (iii) with respect to any matters related to share issuance, mergers, acquisitions and divestitures, in accordance with the independent judgment of the Selling Shareholder and its affiliates, and (iv) with respect to all other matters not otherwise provided, in accordance with the recommendation of the Company's Board of Directors. These voting requirements terminate if certain events occur. See "Description of Capital Stock Acquisition Covenants Regarding Non-Performance Remedies."

         The provisions of the Series B Preferred Stock provide that, in the event of certain defaults related primarily to the Company's combined ratio as it compares to comparable title insurance companies and the Company's claims-paying ability ratings, the size of the Company's Board of Directors will be increased by three directors and the Selling Shareholder will be entitled to designate three additional directors to fill the newly created seats. In addition, in the event of certain defaults related primarily to dividend payments on the Series B Preferred Stock, the size of the Company's Board of Directors will be increased by three directors and the Selling Shareholder will be entitled to designate three additional directors to fill the newly created seats. Furthermore, if the Company defaults on any of its material debt obligations in excess of $15.0 million or the Company fails to pay the stated dividend on the Series B Preferred Stock on three occasions, whether or not consecutive, the Company must increase the size of the Board of Directors to allow additional directors to be designated by the Selling Shareholder such that the total number of directors designated by the Selling Shareholder will constitute a majority of the Board of Directors. See "Description of Capital Stock -- Acquisition Covenants Regarding Non-Performance Remedies."

Holding Company Structure; Reliance on Dividends from Insurance Subsidiaries

         As a holding company whose principal assets are the securities of its insurance subsidiaries, the Company's ability to meet debt service obligations and pay operating expenses and dividends, if authorized by its Board of Directors, depends primarily on the receipt of sufficient dividends from such insurance subsidiaries. The insurance statutes and related regulations of Virginia, Pennsylvania and Arizona, among other states, require the maintenance of minimum amounts of statutory capital and place certain restrictions upon the amount of dividends that the insurance subsidiaries may pay.

         The Company's ability to pay dividends on the Common Stock will also be subject to the dividend priority of the Series B Preferred Stock and certain financial covenants relating to the Credit Facility. See "Description of Capital Stock -- Series B Preferred Stock."

Government Regulation of Insurance Subsidiaries

         The Company's subsidiaries are subject to regulation by the state insurance authorities of the various states in which they transact business. The nature and extent of such regulation vary from jurisdiction to jurisdiction, but typically involve regulation of dividend payments and other transactions between affiliates, prior approval of the acquisition and control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, approval of premium rates for insurance, standards of solvency and minimum amounts of capital surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, licensing of insurers and agents, deposits of securities for the benefit of policyholders, approval of policy forms, methods of accounting, establishing reserves for losses and loss adjustment expenses, regulation of underwriting and marketing practices, regulation of reinsurance and filing of annual and other reports with respect to financial condition and other matters. These regulations may impede, or impose burdensome conditions on, rate increases or other actions that the Company might want to take to enhance its operating results. Such regulation is generally intended for the protection of policyholders rather than security holders. In addition, state regulatory examiners perform periodic examinations of insurance companies.

         The insurance regulatory framework has recently been subject to increased scrutiny by the National Association of Insurance Commissioners, state legislators and insurance regulators in the United States Congress. No assurance can be given that future legislative or regulatory changes resulting from such activity will not adversely affect the Company or its subsidiaries.

Provisions Having Possible Anti-Takeover Effects

         The Company's Charter and Bylaws and the Amended and Restated Rights Agreement (as defined below), as well as Virginia corporation law and the insurance laws of various states, all contain certain provisions that could have the effect of discouraging a prospective acquiror from making a tender offer, or which may otherwise delay, defer or prevent a change in control of the Company. See "Description of Capital Stock -- Preferred Share Purchase Rights," "-- Certain Provisions of the Company's Charter and Bylaws," "-- Affiliated Transactions," "-- Control Share Acquisitions."

Uncertainties Relating to Integration of Operations

         The Company expects that the Acquisition will result in operating and strategic benefits. The anticipated benefits of the Acquisition may not be achieved unless the operations of the Company are successfully combined with those of Commonwealth/Transnation in a coordinated, timely and efficient manner, and there can be no assurance that this will occur. The transition to a combined company will require substantial attention from management. Any diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the Company. The combination of the two operations will also require integration of the two organizations' product offerings and systems and the coordination of their sales and marketing efforts. Difficulties in assimilation may be increased by the necessity of integrating personnel with different business backgrounds and combining two different corporate cultures. In addition, the process of combining the Company and Commonwealth/Transnation could cause the interruption of, or a loss of momentum in, the activities of either or both of the organizations' businesses, which could have an adverse effect on their combined operations. There can be no assurance that either organization will retain its key management, technical, sales and marketing personnel or that the Company will realize any of the other anticipated benefits of the Acquisition. Failure to achieve the anticipated benefits of the Acquisition or to successfully integrate the operations of Commonwealth/Transnation with those of the Company could have a material adverse effect upon the business, operating results and financial condition of the Company.

                                   THE COMPANY

         The  Company  was  organized  in 1991  under  the name  "Lawyers  Title
Corporation" to serve as a holding company for Lawyers Title Insurance Corporation ("Lawyers Title"). The Company expects to complete the Acquisition from the Selling Shareholder on February 27, 1998. The Company, through its Lawyers Title, Commonwealth/Transnation and other subsidiaries, is one of the largest companies in the United States issuing title insurance policies and performing other real estate-related services for both residential and commercial real estate transactions based upon title operating revenues (premiums and title search, escrow and other fees). Title insurance is generally accepted as the most efficient means of determining title to, and priority of interests in, real estate in nearly all parts of the United States.

         Lawyers Title markets through its nationwide branch office network, consisting of 14 National Division offices and approximately 260 branch and closing/escrow offices, and through approximately 3,800 independent agents and 36,000 approved attorneys. Lawyers Title has two wholly owned non-insurance subsidiaries devoted to computer automation of various aspects of the title insurance business, including on-line title plants, policy issuance, and closing documentation and support functions. In 1996, Lawyers Title further diversified its business by engaging in two separate joint ventures with third parties to provide employee relocation and flood certification services. Lawyers Title conducts business in 49 states (Iowa does not authorize title insurance) and in the District of Columbia, Puerto Rico, the U.S. Virgin Islands, the Bahamas and a number of Canadian provinces.

         Founded in 1876, Commonwealth/Transnation is the oldest title insurance underwriter for residential and commercial real estate in the United States. Commonwealth/Transnation, through its respective subsidiaries and divisions, provides a complete range of title and closing services through an extensive network of more than 4,000 policy-issuing locations nationwide, including branch offices, independent agents and approved attorneys. Commonwealth/Transnation is organized into five regions with approximately 340 offices in 49 states, as well as the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

         The Company's executive offices are located at 6630 West Broad Street, Richmond, Virginia 23230, and its telephone number is (804) 281-6700.

                                 USE OF PROCEEDS

         All of the Shares covered by this Prospectus are being offered by the Selling Shareholder. As a consequence, the Company will not receive any of the proceeds from the sale of any of the Shares.

                             THE SELLING SHAREHOLDER

         The Selling Shareholder is Reliance Insurance Company, a Pennsylvania corporation. The Selling Shareholder and its property and casualty insurance subsidiaries underwrite a broad range of commercial lines of property and casualty insurance. The Selling Shareholder has conducted business since 1817, making it one of the oldest property and casualty insurance companies in the United States. The Selling Shareholder is a wholly owned subsidiary of Reliance Financial Services Corporation, a Delaware corporation, which is a wholly owned subsidiary of Reliance. Reliance is a publicly held company whose principal business is the ownership of property and casualty and title insurance companies and an information technology consulting company. The common stock of Reliance is traded on the NYSE under the symbol "REL."

         Prior to the Company's acquisition of Commonwealth and Transnation, the Selling Shareholder did not own any shares of Common Stock. Pursuant to a Stock Purchase Agreement by and among the Company, Lawyers Title, the Selling Shareholder and Reliance dated as of August 20, 1997, as amended and restated by an Amended and Restated Stock Purchase Agreement by and among such parties, dated as of December 11, 1997 (the "Stock Purchase Agreement"), the Company acquired all of the issued and outstanding shares of the capital stock of Commonwealth and Transnation. Upon the consummation of the Acquisition, the Selling Shareholder received the 4,039,473 Shares of Common Stock offered hereby as part of the purchase price paid by the Company. The Selling Shareholder also received in the Acquisition (i) 2,200,000 shares of Series B Preferred Stock, which shares are initially convertible into 4,824,561 shares of Common Stock,
(ii) $___ million in cash, representing the net proceeds from the sale of 1,750,000 shares of Common Stock offered to the public by the Company, and (iii) $207.5 million in cash. Both the 2,200,000 shares of Series B Preferred Stock and the 4,824,561 shares of Common Stock into which such shares of Series B Preferred Stock are convertible (collectively with the 4,039,473 Shares of Common Stock offered hereby, the "Acquisition Shares") are being registered by the Company under the Securities Act, pursuant to a separate registration statement and prospectus, for resale by the Selling Shareholder simultaneously with the registration of the 4,039,473 Shares of Common Stock offered hereby.

         The 4,039,473 Shares of Common Stock held by the Selling Shareholder is anticipated to represent approximately 27.3% of the issued and outstanding shares of Common Stock as of February 27, 1998. In connection with the Acquisition, the Company, the Selling Shareholder and Reliance entered into the Voting and Standstill Agreement. The Voting and Standstill Agreement, among other things, (i) provides for the designation by the Selling Shareholder of three directors to be nominated and recommended for election to the Company's Board of Directors, (ii) prohibits the Selling Shareholder and Reliance and their affiliates from acquiring any additional shares of Common Stock or Series B Preferred Stock (except as permitted under the Voting and Standstill Agreement), (iii) requires that the Selling Shareholder and Reliance and their affiliates vote their shares of Common Stock in a certain manner depending upon the matter that is subject to a vote of the Company's shareholders, (iv) requires the sale of the 4,039,473 Shares of Common Stock offered hereby within 6 1/2 years after the effective date of the Registration Statement (subject to extension as provided in the Voting and Standstill Agreement), (v) requires the Selling Shareholder, with respect to the 2,200,000 shares of Series B Preferred Stock received by the Selling Shareholder in the Acquisition and any shares of Common Stock received upon conversion of such shares of Series B Preferred Stock, to sell so many of the shares of Series B Preferred Stock or shares of Common Stock received upon conversion thereof held by it or its affiliates as is necessary to reduce the Selling Shareholder Ownership Percentage (as defined below) to less than 20% of the Adjusted Outstanding Shares (as defined below) by not later than 8 1/2 years after the effective date of the registration statement for such shares (subject to extension as provided in the Voting and Standstill Agreement), (vi) restricts the ability of the Selling Shareholder and its affiliates to convert the shares of Series B Preferred Stock then held by them until all of the 4,039,473 Shares of Common Stock offered hereby (and certain additional shares that may be issued with respect to such shares) have been sold to persons that are not, at the time of the sale, conveyance or transfer, an affiliate of the Selling Shareholder, provided that such restriction shall not apply upon the occurrence of certain specified events set forth in the Voting and Standstill Agreement, and (vii) prohibits the knowing transfer of any of the Acquisition Shares to any person or group if, as a result of such transfer, such person or group would have beneficial ownership of Common Stock representing in the aggregate more than 9.9% of the issued and outstanding shares of Common Stock (subject to exceptions set forth in the Voting and Standstill Agreement).

         The  Voting  and   Standstill   Agreement   also  permits  the  Selling
Shareholder to transfer the Shares to its affiliates under certain circumstances. Any affiliate of the Selling Shareholder that acquires such Shares under the terms of the Voting and Standstill Agreement shall, upon such acquisition, be deemed to be a Selling Shareholder hereunder and may offer and sell such Shares pursuant to and in accordance with the "Plan of Distribution" set forth below.

         "Selling Shareholder Ownership Percentage" means, at any time, the percentage of the Adjusted Outstanding Shares that is beneficially owned in the aggregate by the Selling Shareholder and its affiliates. "Adjusted Outstanding Shares" means, at any time and with respect to the determination of the Selling Shareholder Ownership Percentage as it relates to the Selling Shareholder and its affiliates, the total number of shares of Common Stock then issued and outstanding together with the total number of shares of Common Stock not then issued and outstanding that would be outstanding if (x) all then existing shares of Series B Preferred Stock had been converted and (y) all then existing warrants and options exercisable into shares of Common Stock had been exercised (other than underwriters' over-allotment options and stock options granted under benefit plans of the Company or any of its affiliates), but excluding any rights that may be exercisable under the Company's shareholder rights plan. As of February 27, 1998, the Selling Shareholder Ownership Percentage is expected to be ___%, and the Adjusted Outstanding Shares is expected to be __________.

         Copies of the Stock Purchase Agreement and the Voting and Standstill Agreement have been filed with the Commission as part of the Proxy Statement and are incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

                              PLAN OF DISTRIBUTION

         The Company has no specific information concerning whether or when any offers or sales of Shares covered by this Prospectus will be made, or if made, concerning the price, terms or conditions of any such offers or sales. The Selling Shareholder and its agents and representatives may, from time to time, offer and sell the Shares by one or more of the following methods: (i) ordinary brokerage transactions on the NYSE by one or more brokers acting as agent for the Selling Shareholder, at a price or prices related to the then current market price of the Common Stock, with such commissions to be paid by the Selling Shareholder to the broker as shall be agreed upon by them; (ii) underwritten transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account at a price or prices related to the then current market price of the Common Stock, less such discount, if any, as shall be agreed upon by the Selling Shareholder and such broker or dealer; (iii) by a combination of the methods described above; or (iv) in privately negotiated transactions. Sales of the Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. This Prospectus also covers sales by any affiliates of the Selling Shareholder that acquire such Shares under the terms of the Voting and Standstill Agreement.

         In connection with the distribution of the Shares, the Selling Shareholder may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the Shares pursuant to this Prospectus in the course of hedging the positions they may assume with the Selling Shareholder. The Selling Shareholder may also sell Shares short pursuant to this Prospectus and deliver the Shares to close out such short positions. The Selling Shareholder may also enter into option or other transactions with broker-dealers which may result in the delivery of Shares to such broker-dealers which may sell such Shares pursuant to this Prospectus. The Selling Shareholder may also pledge the Shares to a broker-dealer or financial institution and upon default the broker-dealer or financial institution may effect the sales of the pledged Shares pursuant to this Prospectus.

         The distribution of the Shares by the Selling Shareholder is not currently subject to any underwriting agreement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Shareholder and/or purchasers of Shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Shareholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be "underwriters" under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the Shares will be selected by the Selling Shareholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

         There is no assurance that the Selling Shareholder will sell any or all of the Shares described herein and may transfer, devise or gift such securities by other means not described herein.

         The Shares covered by this Prospectus will be registered pursuant to a Registration Rights Agreement between the Company and the Selling Shareholder that is expected to be dated February 27, 1998 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed to file one or more registration statements, including the Registration Statement, with the Commission to register the resale of the Acquisition Shares under the Securities Act and, after such registration statement(s) become effective, use its best efforts to maintain the effectiveness of any such registration statement(s) for specified time periods.

         The Registration Rights Agreement contains provisions under which the Company may require the Selling Shareholder and its affiliates to temporarily refrain from effecting public sales of the Acquisition Shares (a "Holdback Period"). For each Holdback Period, the specified time period for which the Company is required to maintain the effectiveness of any registration statement(s) related to the Acquisition Shares will be extended for a period of time equal to the Holdback Period. In addition, upon the issuance of a stop order suspending the effectiveness of any registration statement(s), or any order suspending or preventing the use of any related Prospectus or suspending the registration or qualification of any Acquisition Shares for sale in any jurisdiction, the Selling Shareholder and its affiliates, upon written notice, will discontinue all transfers and sales of the Acquisition Shares ("Discontinuance Period") and the specified time period for which the Company is required to maintain the effectiveness of any Registration Statement(s) related to the Acquisition Shares will be extended for a period of time equal to the Discontinuance Period.

         The Company will pay all expenses in connection with all registrations of the Acquisition Shares and the Selling Shareholder will pay (i) any fees or disbursements of counsel to the Selling Shareholder or any underwriter and (ii) all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the sale or disposition of the Acquisition Shares. In the case of an underwritten offering of Acquisition Shares, the Selling Shareholder will have the right to select a lead managing underwriter or underwriters and the Company will have the right to select a co-managing underwriter or underwriters.

         Under the Registration Rights Agreement, the Company will indemnify the Selling Shareholder against certain liabilities, including liabilities arising under the federal securities laws.

         The Acquisition Shares will no longer be subject to the Registration Rights Agreement when (i) a Registration Statement covering such Acquisition Shares has been declared effective under the Securities Act and such Acquisition Shares have been sold pursuant to such effective Registration Statement, (ii) such Acquisition Shares are distributed to the public pursuant to Rule 144 under the Securities Act, (iii) such Acquisition Shares have been otherwise transferred or disposed of and new certificates have been issued without a legend that restricts further transfer or disposition and, at such time, any subsequent transfer or disposition of such securities will not require registration or qualification under the Securities Act or any similar state law then in force, or (iv) such Acquisition Shares have ceased to be outstanding.

         A copy of the Registration Rights Agreement has been filed with the Commission as part of the Proxy Statement and is incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of the capital stock of the Company is qualified in its entirety by reference to applicable provisions of Virginia law and the Company's Articles of Incorporation (the "Company's Charter") and Bylaws, the complete text of which are on file with the Commission.

Authorized and Outstanding Capital Stock

         The Company's authorized capital stock consists of 45,000,000 shares of Common Stock, without par value, and 5,000,000 shares of preferred stock, without par value (the "Preferred Stock"). At February 12, 1998, there were 8,983,020 shares of Common Stock and 2,200,000 shares of Series B Preferred Stock issued and outstanding. No additional shares of Preferred Stock have been issued.

Common Stock

         The holders of Common Stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares exclusively possess all voting power. The Company's Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board of Directors from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders.

Preferred Stock

         Under the Company's Charter, the Board of Directors, without shareholder approval, is authorized to issue shares of Preferred Stock in one or more series and to designate, with respect to each such series of Preferred Stock, the number of shares in each such series, the dividend rates, preferences and date of payment, voluntary and involuntary liquidation preferences, the availability of redemption and the prices at which it may occur, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of any other class or series, and the voting rights, if any. Any Preferred Stock issued may be senior to the Common Stock as to dividends and as to distribution in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock.

         The Board of Directors has authorized and reserved 200,000 shares of Series A Junior Participating Preferred Stock, without par value (the "Series A Preferred Stock"), for issuance upon the exercise of the preferred share purchase rights (the "Rights") described below. See "-- Preferred Share Purchase Rights." The Board of Directors has further authorized 2,200,000 shares of Series B Preferred Stock, all of which were issued to the Selling Shareholder in the Acquisition. See "-- Series B Preferred Stock."

         The creation and issuance of any other series of Preferred Stock, and the relative rights and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock.

Preemptive Rights

         No holder of any share of Common Stock or Preferred Stock has any preemptive right to subscribe to any securities of the Company of any kind or class.

Series B Preferred Stock

         General. The following summary is a brief description of the terms of the Series B Preferred Stock issued to the Selling Shareholder in the Acquisition. The description of the Series B Preferred Stock is qualified in its entirety by reference to the exhibit to the Articles of Amendment to the Company's Charter that contain the designation of the Series B Preferred Stock (the "Preferred Stock Designation"), the complete text of which has been filed with the Commission as part of the Proxy Statement and is incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

         Dividend Rights. The holders of Series B Preferred Stock will be entitled to receive when and as declared by the Board of Directors, out of funds legally available therefor, quarterly cumulative cash dividends at an annual rate of 7% of the stated value of $50 per share, or $3.50 per share. Such dividends will be payable on the last day of March, June, September and December of each year, commencing on the date on which shares of the Series B Preferred Stock are initially issued by the Company (the "Initial Issuance Date").

         Dividends on the Series B Preferred Stock will be cumulative. As a result, if the Board of Directors chooses not to declare a dividend on the Series B Preferred Stock for a particular dividend period, holders of the Series B Preferred Stock will retain the right to receive that dividend in the future. The Board of Directors may declare dividends that are in arrears at any time.

         The Series B Preferred Stock will be senior to the Common Stock and the Series A Preferred Stock. Accordingly, no dividends may be declared, paid or set aside, on the Common Stock and the Series A Preferred Stock unless all dividends on the Series B Preferred Stock, including all unpaid dividends for past periods, have been paid in cash or cash sums sufficient therefor have been set aside.

         Each dividend on the Series B Preferred Stock will be payable to holders of record as of the 15th day of the month in which the dividend is payable or such other date as may be fixed by the Board of Directors, which date shall not be less than 10 days or more than 30 days prior to the date of payment.

         Holders of the Series B Preferred Stock will not be entitled to receive any dividends in excess of the dividends described above and, except as provided in the provisions of the Series B Preferred Stock, will not be entitled to participate in the earnings or assets of the Company.

         Conversion Rights. Shares of the Series B Preferred Stock will be convertible at any time at the option of the holder into fully-paid and nonassessable shares of Common Stock at a conversion price of $22.80 per share of Common Stock (equivalent to a Conversion Ratio of approximately 2.193 shares of Common Stock for each share of Series B Preferred Stock), subject to adjustment as described below (the "Conversion Price").

         To protect against dilution, the Conversion Price will be subject to adjustment from time to time upon certain events, including the issuance of Common Stock as a dividend or distribution on shares of Common Stock, splits or combinations of outstanding shares of Common Stock, the issuance to holders of Common Stock generally of options, rights or warrants to subscribe for Common Stock or other securities of the Company at less than the current market price of the Common Stock, or the issuance of Common Stock upon the exercise of the Rights.

         If the Company (i) consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, (ii) permits any other person to consolidate with or merge into the Company and the Company is the continuing or surviving person but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property,
(iii) transfers all or substantially all of the assets or property of the Company to any other person, or (iv) effects a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment in the Conversion Price is required to be made), then there will be no adjustment of the Conversion Price, but each holder of Series B Preferred Stock, upon the conversion thereof at any time after the consummation of such consolidation, merger, exchange, sale, transfer, reorganization or reclassification, shall be entitled to receive (at the Conversion Price in effect at the time of such consummation) the kind and amount of shares of stock and other securities, cash and property that the holder would have owned or been entitled to receive immediately after such consolidation, merger, exchange, sale, transfer, reorganization or reclassification if such share had been converted immediately before such event.

         Upon conversion of any shares of Series B Preferred Stock, the holder thereof shall remain entitled to receive any unpaid dividends in respect of the shares so converted, provided that such holder held such shares on the date for determination of holders of the Series B Preferred Stock entitled to receive payment of such dividends.

         Fractional   shares  of  Common  Stock  will  not  be  delivered   upon
conversion. Instead, a cash adjustment will be paid in respect of such fractional interest, in an amount equal to the Conversion Price as of the date of conversion multiplied by such fractional interest.

         Limitation on the Selling Shareholder's Conversion Rights. The right of the Selling Shareholder and its affiliates to convert shares of Series B Preferred Stock into shares of Common Stock will be subject to additional restrictions. The Series B Preferred Stock held by the Selling Shareholder and its affiliates shall not be convertible into shares of Common Stock until such time as the Selling Shareholder and its affiliates have sold, conveyed or transferred all of the 4,039,473 Shares of Common Stock offered hereby and such additional shares of Common Stock that the Company may issue with respect to such shares pursuant to any stock splits, stock dividends, recapitalizations, restructurings, reclassifications or similar transactions or pursuant to the exercise of any Rights. The Selling Shareholder and its affiliates shall not be subject to such restriction in the event that (i) the Company calls for the redemption of the Series B Preferred Stock held by the Selling Shareholder or
(ii) either the Company declares a regular quarterly dividend on the Common Stock of $.40 or more per share during any calendar year, or the Company declares one or more non-regular dividends on the Common Stock during any calendar year in an aggregate amount of $.50 or more per share, or the Company declares dividends on the Common Stock, whether regular or non-regular, in an aggregate amount of $1.60 or more per share during any calendar year. If the Company calls for redemption less than all of the Series B Preferred Stock held by the Selling Shareholder and its affiliates, then the Selling Shareholder and its affiliates shall be entitled to convert into shares of Common Stock only that number of the Series B Preferred Stock that have been so called for redemption.

         Furthermore, in the event that the Board of Directors has approved any negotiated tender or exchange offer with a third party or approved any merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company in which the holders of Common Stock are entitled to tender or exchange their holdings of Common Stock for, or to otherwise receive for their holdings of Common Stock, other consideration (whether cash, non-cash or some combination thereof), the Company will either (i) permit the Selling Shareholder and its affiliates to convert all of the Series B Preferred Stock then held by them contingent upon, and effective as of, the closing of such transaction and without the right of the Selling Shareholder or any of its affiliates to vote the shares of Common Stock received upon any such conversion on any matter in connection with such transaction, or (ii) make appropriate provision to provide to the Selling Shareholder and any of its affiliates holding Series B Preferred Stock as of the closing date of such transaction the same kind and amount of consideration receivable by the holders of the Common Stock in such transaction. If the Company elects to make such appropriate provision, the Selling Shareholder and its affiliates shall not be entitled thereafter to receive any shares of stock, other securities, cash or property with respect to such shares of the Series B Preferred Stock with respect to which full payment of the consideration has been received.

         Redemption. At any time on or after the fifth anniversary of the Initial Issuance Date, the Company, at the option of the Board of Directors, may redeem all or part of the outstanding shares of the Series B Preferred Stock upon the specified notice. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Company shall redeem a pro rata portion from each holder of Series B Preferred Stock.

         If the Company elects to redeem the Series B Preferred Stock on or after the fifth anniversary of the Initial Issuance Date, the Company shall pay the stated value of $50.00 per share plus a premium over such $50.00, which premium shall be 4.0% on the fifth anniversary of the Initial Issuance Date and decline by 1.0% per year over the next five years. At that time and thereafter, the Series B Preferred Stock may be redeemed at $50.00 per share. The Company shall also pay upon redemption all accrued and unpaid dividends to and including the dated fixed for redemption. The Series B Preferred Stock places no limits on the source of funds to be used for any redemption of the Series B Preferred Stock.

         No shares of Series B Preferred Stock may be redeemed, unless all dividends on the Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all prior dividend periods and the current dividend period; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Preferred Stock by the Company pursuant to a purchase or acquisition made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

         Liquidation. In the event of any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the holders of shares of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, before any payment shall be made in respect of the Common Stock or any other class of stock of the Company ranking junior to the Series B Preferred Stock, a liquidation preference equal to $50.00 per share plus accrued and unpaid dividends to the date of such payment. If, upon such dissolution, liquidation or winding up, the amounts payable as the liquidation preference to holders of Series B Preferred Stock and any other shares of stock ranking as to such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of Series B Preferred Stock and of such other shares will share ratably in any such distribution of assets in proportion to the liquidation preference that each holder is entitled to receive.

         Voting. The holders of Series B Preferred Stock will not be entitled to vote at any meeting of the Company's shareholders, except as required by the Virginia Stock Corporation Act (the "Virginia Act") and as described below.

         Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such shares, voting separately as a class, will be entitled to vote for the election of two additional directors to the Company's Board of Directors at a special meeting called by the holders of record of at least 10% of the Series B Preferred Stock so in arrears or at the next annual meeting of shareholders, if such request is received less than 60 days before the date fixed for the next annual meeting of the shareholders. Such holders will continue to be entitled to vote for the election of two additional directors at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for past dividend periods and the then current dividend period shall have been fully paid in cash. Each such director elected as described above shall be elected by the affirmative vote of the holders of record of a majority of the shares of Series B Preferred Stock present and voting at such meeting, which has been called, held and conducted in accordance with the terms of the Series B Preferred Stock. Each such director shall serve as a director until all dividends accumulated on such shares of Series B Preferred Stock for past dividend periods and the then current dividend period shall have been fully paid in cash, at which time the term of each such director shall terminate and the number of directors shall be reduced accordingly.

         The holders of Series B Preferred Stock will be entitled to one vote per share on matters subject to a vote by such holders.

Preferred Share Purchase Rights

         Each outstanding share of Common Stock has associated with it one preferred share purchase right (a "Right"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $85 per one one-hundredth of a shares of Series A Preferred Stock (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement, dated October 1, 1991, between the Company and Sovran Bank, N.A., as Rights Agent, as amended by the Amendment to Rights Agreement, dated June 22, 1992, between the Company, NationsBank, N.A. (formerly Sovran Bank, N.A.) and Wachovia Bank of North Carolina, N.A., as successor Rights Agent (the "Rights Agreement"). In connection with the execution of the original Stock Purchase Agreement on August 20, 1997 and the Amended and Restated Stock Purchase Agreement on December 11, 1997, the Company executed an Amended and Restated Rights Agreement, dated August 20, 1997, and a First Amendment to Amended and Restated Rights Agreement, dated December 11, 1997, with Wachovia Bank, N.A., as Rights Agent (collectively, the "Amended and Restated Rights Agreement"), copies of which have been filed with the Commission on Current Reports on Form 8-K and are incorporated by reference into this Prospectus. The following summary of certain terms of the Rights is qualified in its entirety by reference to the Amended and Restated Rights Agreement. See "Incorporation of Certain Documents by Reference."

         The Rights will become exercisable only if a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, 20% or more of the outstanding shares of Common Stock. Under certain circumstances, the Board of Directors may reduce this threshold percentage to 10%. If a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, the threshold percentage, each Right will entitle the registered holder, other than such person or group, to buy shares of Common Stock or Series A Preferred Stock having a market value equal to twice the exercise price. If the Company is acquired in a merger or other business combination, each Right will entitle the registered holder, other than such person or group, to purchase securities of the surviving company having a market value equal to twice the Purchase Price. The Rights will expire on August 20, 2007, and may be redeemed or exchanged by the Company at any time before they become exercisable.

         Until the Rights become exercisable, they are evidenced by the Common Stock certificates and are transferred with and only with such certificates.

         Pursuant to the Amended and Restated Rights Agreement, the Rights are not, and will not become, exercisable by virtue of the approval, execution, delivery or performance of the Stock Purchase Agreement or the Voting and Standstill Agreement, or by the acquisition of shares of Common Stock or Series B Preferred Stock by the Selling Shareholder or any affiliate of the Selling Shareholder as contemplated by the Stock Purchase Agreement or the Voting and Standstill Agreement.

Certain Provisions of the Company's Charter and Bylaws

         The Company's Charter and Bylaws contain provisions which may have the effect of delaying or preventing a change in control of the Company. The Company's Charter and Bylaws provide: (i) for division of the Board of Directors into three classes, with one class elected each year to serve a three-year term;
(ii) that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote;
(iii) that a vacancy on the Board of Directors shall be filled by the remaining directors; and (iv) that the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions. The Company's Bylaws require advance notification for a shareholder to bring business before a shareholders' meeting or to nominate a person for election as a director. The Company's Charter and Bylaws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of shareholders may be called only by the Chairman of the Board or a majority of the total number of directors which the Board of Directors would have if there were no vacancies, and may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the Board of Directors.

         The Company's Charter also contains an "affiliated transaction provision" that provides that, in the event that holders of Common Stock are entitled to vote on certain transactions, a supermajority of at least 80% of all the votes that the holders of Common Stock are entitled to cast thereon shall be required for the approval of such transactions. Such supermajority approval would be required for (i) a merger or consolidation involving any person or entity who directly or indirectly owns or controls 10% or more of the voting power of the Company (an "Interested Shareholder") at the record date for determining shareholders entitled to vote and (ii) a sale, lease or exchange of substantially all of the Company's assets or property to or with an Interested Shareholder, or for the approval of a sale, lease or exchange of substantially all of the assets or property of an Interested Shareholder to or with the Company. In addition, the Company's Charter provides that the same 80% vote shall be required for the approval of certain transactions including a reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of Common Stock after any person or entity has become an Interested Shareholder. Notwithstanding the foregoing, the supermajority approval requirement does not apply to any transaction that is approved by the Board of Directors prior to the time that the Interested Shareholder becomes an Interested Shareholder. Upon consummation of the Acquisition, the Selling Shareholder and its affiliates became Interested Shareholders within the meaning of these provisions. However, the supermajority approval requirement does not apply to the Acquisition because of its prior approval by the Board of Directors.

         The shares of Common Stock and Preferred Stock authorized by the Company's Charter provide the Board of Directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the Board of Directors to deter future attempts to gain control of the Company. The Board of Directors has sole authority to determine the terms of any series of the Preferred Stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board of Directors has the power to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of the Company.

         The foregoing provisions of the Company's Charter and Bylaws are intended to prevent inequitable shareholder treatment in a two-tier takeover and to reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Board of Directors without the support of the incumbent Board of Directors, even if such a change were desired by, or would be beneficial to, a majority of the Company's shareholders. Such provisions therefore may have the effect of discouraging certain unsolicited offers for the Company's capital stock.

Liability and Indemnification of Directors and Officers

         As permitted by the Virginia Act, the Company's Charter contains provisions that indemnify directors and officers of the Company to the full extent permitted by Virginia law and seek to eliminate the personal liability of directors and officers for monetary damages to the Company or its shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Act. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability for violations of statutory law, such as certain liabilities imposed on a director or officer under the federal securities laws.

         In addition, the Company's Charter provides for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them. The Company has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

         The purpose of these provisions is to assist the Company in retaining qualified individuals to serve as directors by limiting their exposure to personal liability for serving as such.

         The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors, officers, employees or agents for which indemnification from the Company may be sought. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, or of an affiliate of the Company pursuant to the Company's Charter or otherwise, the Board of Directors has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Affiliated Transactions

         The Virginia Act contains provisions governing "Affiliated Transactions." Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such a person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors. Upon consummation of the Acquisition, the Selling Shareholder and its affiliates became Interested Shareholders whose acquisition of shares has been approved by a majority of the Board of Directors, each of whom was a Disinterested Director.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment.

Control Share Acquisitions

         The Virginia Act also contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. The Company's Charter make these provisions inapplicable to acquisitions of shares of the Company.

Acquisition Covenants Regarding Non-Performance Remedies

         The provisions of the Series B Preferred Stock contain covenants that entitle the Selling Shareholder to certain rights in specific default situations. These covenants may affect the rights of the Selling Shareholder, Reliance and their affiliates in a manner that could be adverse to the rights of holders of Common Stock. As described below, upon the occurrence of certain events, the Selling Shareholder will be entitled to additional seats on the Company's Board of Directors, and the Selling Shareholder, Reliance and their affiliates will no longer be subject to certain restrictions under the Voting and Standstill Agreement.

         Such rights are  cumulative and are available only until the earlier of
(i) the date that the Selling Shareholder Ownership Percentage is less than 20% or (ii) the expiration of the time in which the Selling Shareholder is required to dispose of all shares of Series B Preferred Stock pursuant to the Voting and Standstill Agreement. In addition, such rights are exercisable solely and exclusively by the Selling Shareholder, whether the Selling Shareholder holds all shares of the Series B Preferred Stock or the Selling Shareholder and any of its affiliates hold any shares of Series B Preferred Stock. The rights are not transferable or assignable to subsequent holders of the Series B Preferred Stock. Any sale, conveyance or transfer of shares of the Series B Preferred Stock by the Selling Shareholder to any person who is not an affiliate of the Selling Shareholder at the time of such sale, conveyance or transfer shall render these rights null and void as to the shares of Series B Preferred Stock so sold, conveyed or transferred.

         Industry-Related Defaults. In the event that (i) the Company's combined ratio exceeds the weighted average of the combined ratios of certain predetermined comparable title insurance companies by more than five percentage points for any twelve month period (beginning with the twelve month period commencing January 1, 1998), with such calculation to be determined as of March 31, June 30, September 30 and December 31 of each year for the previous twelve months, and (ii) any two of Standard & Poors Corporation, Duff & Phelps Credit Rating Co. ("Duff & Phelps") or A.M. Best Company, Inc. have downgraded the Company's claims-paying ability rating to or below a rating of "BBB -" (or its equivalent), the Company will take such action as may be necessary to increase the size of the Board of Directors by three directors, fill the three vacancies created thereby with directors designated by the Selling Shareholders ("Designated Directors") and recommend such Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the defaults described in this paragraph, the Selling Shareholder and its affiliates will no longer be required to (i) sell the shares of Common Stock that the Selling Shareholder acquired in the Acquisition within the time period set forth in the Voting and Standstill Agreement, (ii) sell the shares of Series B Preferred Stock that the Selling Shareholder acquired in the Acquisition within the time period set forth in the Voting and Standstill Agreement, (iii) refrain from taking certain actions prohibited by the standstill provisions of the Voting and Standstill Agreement (other than the prohibition on acquiring additional shares of Common Stock), (iv) vote the shares of Common Stock held by them in the manner required by the Voting and Standstill Agreement or (v) sell the shares of Common Stock held by them before converting shares of Series B Preferred Stock into additional shares of Common Stock ((i) through (v) collectively, the "Restriction Releases").

         The title insurance companies to be included in the combined ratio analysis described above are Chicago Title Insurance Company, First American Title Insurance Company, Fidelity National Title Insurance Company and Old
Republic Title Insurance Company. As of January 30, 1998, the Company's claims-paying ability rating was "A-" as determined by Duff & Phelps.

         Dividend Payment Defaults. In the event that the Selling Shareholder or any affiliate of the Selling Shareholder beneficially owns shares of the Series B Preferred Stock and the Company fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on one occasion within five days of the applicable dividend payment date, the Company will take such action as may be necessary to increase the size of the Board of Directors of the Company by three directors and fill the three vacancies created thereby with Designated Directors and recommend such Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the default described in this paragraph, the Selling Shareholder and its affiliates will be entitled to the Restriction Releases.

         In the event that the Selling Shareholder or any affiliate of the Selling Shareholder beneficially owns shares of the Series B Preferred Stock and the Company fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on two occasions, whether or not consecutive, within five days of the applicable dividend payment dates, the Selling Shareholder and its affiliates will no longer be required to (i) refrain from acquiring additional shares of Common Stock or (ii) refrain from selling shares of Common Stock or Series B Preferred Stock to any person or group if, as a result of the sale, such person or group would beneficially own on a fully diluted basis more than 9.9% of the issued and outstanding shares of Common Stock.

         In the event that the Selling Shareholder or any affiliate of the Selling Shareholder beneficially owns shares of the Series B Preferred Stock and the Company fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on three occasions, whether or not consecutive, within five days of the applicable dividend payment dates, the Company will take such action as may be necessary to increase the size of the Board of Directors to a number that will permit the addition of a sufficient number of Designated Directors such that the total number of Designated Directors will constitute a majority of the Board of Directors, fill the vacancies created thereby with additional Designated Directors and recommend such additional Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the default described in this paragraph, the Selling Shareholder and its affiliates will no longer be subject to any of the restrictions placed on them in the Voting and Standstill Agreement.

         Material Obligation Defaults. In the event that the Company defaults on any of its material debt obligations in excess of $15.0 million (individually or at any one time in the aggregate) (a "Material Default"), and the Material Default is not cured or waived within the time period and manner prescribed by the applicable agreements or instruments and results in the acceleration of the amounts due thereunder, the Company will take such action as may be necessary to increase the size of the Board of Directors to a number that will permit the addition of a sufficient number of Designated Directors such that the total number of Designated Directors will constitute a majority of the Board of Directors, fill the vacancies created thereby with additional Designated Directors and recommend such additional Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the default described in this paragraph, the Selling Shareholder and its affiliates will no longer be subject to any of the restrictions placed on them in the Voting and Standstill Agreement.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Williams, Mullen, Christian & Dobbins, P.C., Richmond, Virginia. Theodore L. Chandler, Jr., a principal in Williams, Mullen, Christian & Dobbins, is a director of the Company and beneficially owns an aggregate of 19,000 shares of Common Stock as of January 16, 1998. Other attorneys of that firm beneficially owned an aggregate of approximately 21,182 shares of Common Stock as of that date.

                                     EXPERTS

         The consolidated financial statements and schedules appearing in Lawyers Title Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The combined financial statements of Commonwealth and Transnation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus by reference from the Proxy Statement for the Special Meeting of the Shareholders of Lawyers Title Corporation filed on January 29, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

=============================================     =============================================

No dealer,  salesperson  or other  person has
been authorized to give any information or to
make  any  representation  other  than  those
contained in this Prospectus and, if given or
made, such information or representation must
not be relied upon as having been  authorized                   4,039,473 Shares
by the  Company  or  any  sales  agent.  This
Prospectus  does not  constitute  an offer to
sell or a solicitation of an offer to buy any
securities other than the securities to which
it relates,  nor does it  constitute an offer
to sell or the  solicitation  of an  offer to                        [LOGO]
buy any of the  securities  offered hereby in
any  jurisdiction  in  which  such  offer  or
solicitation is not  authorized,  or in which
the person making such offer or  solicitation
is not  qualified  to do so, or to any person                     LandAmerica
to whom it is  unlawful to make such offer or                Financial Group, Inc.
solicitation.  Neither  the  delivery of this
Prospectus nor any sale made hereunder shall,
under   any    circumstances,    create   any
implication  that the  information  contained
herein is correct  as of any time  subsequent
to the date  hereof or that there has been no                     Common Stock
change in the  affairs of the  Company  since
the date hereof.

           _______________________

                                                              ___________________
              TABLE OF CONTENTS
                                          Page                    PROSPECTUS
Available Information........................ 2               ___________________
Incorporation of Certain Documents
   by Reference.............................. 2
Forward-Looking and Cautionary Statements.... 3
Risk Factors................................. 4
The Company.................................. 7
Use of Proceeds.............................. 8
The Selling Shareholder...................... 8
Plan of Distribution......................... 9
Description of Capital Stock.................11
Legal Matters................................20
Experts......................................20              February __, 1998


=============================================     =============================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         Securities and Exchange Commission Registration Fee........   $42,828 *
         Printing Expenses..........................................     5,000
         Accounting Fees and Expenses...............................     5,000
         Legal Fees and Expenses....................................    15,000
         Miscellaneous Expenses.....................................       672
                                                                       -------
                  Total.............................................   $68,500
                                                                       =======


*  Represents actual expenses.  All other expenses are estimates.


Item 15.  Indemnification of Directors and Officers

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         The Articles of Incorporation of the undersigned Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.


Item 16.  Exhibits

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

2.1 Amended and Restated Stock Purchase Agreement, dated December 11, 1997, by and among the Registrant, Lawyers Title Insurance Corporation, Reliance Insurance Company and Reliance Group Holdings, Inc., incorporated by reference to Appendix A to the Registrant's definitive Proxy Statement for its Special Meeting of Shareholders to be held on February 27, 1998, filed with the Commission on January 29, 1998.
4.1 Articles of Incorporation, incorporated by reference to Exhibit 3A of the Registrant's registration statement on Form 10, File No. 0-19408.

4.2 Articles of Amendment of the Articles of Incorporation of the Registrant, incorporated by reference to Appendix B to the Registrant's definitive Proxy Statement for its Special Meeting of Shareholders to be held on February 27, 1998, filed with the Commission on January 29, 1998.
4.3 Bylaws, incorporated by reference to Exhibit 3A of the Registrant's registration statement on Form 10, File No. 0-19408.
4.4 Amended and Restated Rights Agreement, dated as of August 20, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, which Amended and Restated Rights Agreement includes an amended Form of Rights Certificate, incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated August 20, 1997.
4.5 First Amendment to Amended and Restated Rights Agreement, dated as of December 11, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated December 11, 1997
4.6 Form of Stock Certificate, incorporated by reference to Exhibit 4.3 of the Registrant's Form 10-K for the year ended December 31, 1995, File no. 1-13990.
5.1      Opinion of Williams Mullen Christian & Dobbins.
23.1     Consent of Williams  Mullen  Christian & Dobbins  (included  in Exhibit
         5.1).
23.2     Consent of Ernst & Young LLP.
23.3     Consent of Deloitte & Touche LLP.
24.1     Powers of Attorney (included on signature page).


Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on February 12, 1998.


                                        LAWYERS TITLE CORPORATION



                                        By: /s/ Charles H. Foster, Jr.
                                            ------------------------------------
                                            Charles H. Foster, Jr.
                                            Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Russell W. Jordan, III and John
M. Carter, each of whom may act individually, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                       Title                               Date
                  ---------                                       -----                               ----

         /s/ Charles H. Foster, Jr.                            Chairman and
-------------------------------------------       Chief Executive Officer and Director          February 12, 1998
           Charles H. Foster, Jr.                    (Principal Executive Officer)

            /s/ G. William Evans                      Vice President and Treasurer              February 12, 1998
-------------------------------------------          (Principal Financial Officer)
              G. William Evans

            /s/ John R. Blanchard                              Controller                       February 12, 1998
-------------------------------------------          (Principal Accounting Officer)
              John R. Blanchard

            /s/ Janet A. Alpert                               President and                     February 12, 1998
-------------------------------------------       Chief Operating Officer and Director
               Janet A. Alpert

                                                                Director                        February __, 1998
-------------------------------------------
          Theodore L. Chandler, Jr.


                                                                Director                        February __, 1998
-------------------------------------------
               Michael Dinkins

                                                                Director                        February __, 1998
-------------------------------------------
                 James Ermer

             /s/ John P. McCann                                 Director                        February 12, 1998
 -------------------------------------------
               John P. McCann

            /s/ J. Garnett Nelson                               Director                        February 12, 1998
-------------------------------------------
              J. Garnett Nelson

          /s/ Robert F. Norfleet, Jr.                           Director                        February 12, 1998
-------------------------------------------
           Robert F. Norfleet, Jr.

             /s/ Eugene P. Trani                                Director                        February 12, 1998
-------------------------------------------
               Eugene P. Trani

          /s/ Marshall B. Wishnack                              Director                        February 12, 1998
-------------------------------------------
            Marshall B. Wishnack

                                  EXHIBIT INDEX


     Exhibit
       No.                                  Document
       ---                                  --------

       2.1 Amended and Restated Stock Purchase Agreement, dated December 11, 1997, by and among the Registrant, Lawyers Insurance Corporation, Reliance Insurance Company and Reliance Group Holdings, Inc., incorporated by reference to Appendix A to the Registrant's definitive Proxy Statement for its Special Meeting of Shareholders to be held on February 27, 1998, filed with the Commission on January 29, 1998.

       4.1         Articles  of  Incorporation,  incorporated  by  reference  to
                   Exhibit 3A of the Registrant's registration statement on Form 10, File No. 0-19408.

       4.2 Articles of Amendment of the Articles of Incorporation of the Registrant, incorporated by reference to Appendix B to the Registrant's definitive Proxy Statement for its Special Meeting of Shareholders to be held on February 27, 1998, filed with the Commission on January 29, 1998.

       4.3         Bylaws,  incorporated  by  reference  to  Exhibit  3A of  the
                   Registrant's   registration   statement   on  Form  10,  File
                   No.0-19408.

       4.4 Amended and Restated Rights Agreement, dated as of August 20, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, which Amended and Restated Rights Agreement includes an amended Form of Rights Certificate, incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated August 20, 1997.

       4.5 First Amendment to Amended and Restated Rights Agreement, dated as of December 11, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated December 11, 1997.

       4.6         Form of  Stock  Certificate,  incorporated  by  reference  to
                   Exhibit 4.3 of the Registrant's Form 10-K for the year ended December 31, 1995, File No. 1-13990.

       5.1         Opinion of Williams Mullen Christian & Dobbins.

       23.1        Consent of Williams Mullen  Christian & Dobbins  (included in
                   Exhibit 5.1).

       23.2        Consent of Ernst & Young LLP.

       23.3        Consent of Deloitte & Touche LLP.

       23.4        Powers of Attorney (included on signature page).